Exhibit 99.1

FOR IMMEDIATE RELEASE

October 20, 2014

Columbia Contacts:	Melanie J. Dressel, President and Chief Executive Officer (253) 305-1911

Clint E. Stein, Executive Vice President and Chief Financial Officer (253) 593-8304

Intermountain Contact:	Curt Hecker, President and Chief Executive Officer (208) 265-3300

COLUMBIA BANKING SYSTEM AND INTERMOUNTAIN COMMUNITY BANCORP ANNOUNCE

ELECTION DEADLINE

Tacoma, Washington and Sandpoint, Idaho, October 20, 2014. Columbia Banking System, Inc. (NASDAQ: COLB, “Columbia”) and Intermountain Community Bancorp (NASDAQ: IMCB, “Intermountain”) today jointly announced that the deadline for Intermountain shareholders to elect the form of consideration that they will receive upon the closing of the merger of Intermountain with and into Columbia (the “Merger”) has been set for 5:00 P.M. Pacific Daylight Time on October 27, 2014 (the “Election Deadline”).

Elections can be made by mailing a completed form of election (the “Election Statement”), which was previously mailed to each Intermountain shareholder, to Broadridge, Inc., Attn: BICS Re-Organization Department P.O. Box 1317 Brentwood, New York 11717-0693 (the “Exchange Agent”). All inquiries with respect to the completion of the Election Statement, including requests for additional copies of the Election Statement, may be made directly to the Exchange Agent at (888) 353-2194 or (720) 378-5454. If you hold shares of Intermountain stock through a broker, bank, trustee, or other nominee, you should contact your broker, bank, trustee or other nominee for instructions on how to make an election or with questions and inquiries with respect to the completion of the Election Statement.

Upon completion of the Merger, each share of Intermountain common stock will be converted into the right to receive consideration consisting of shares of Columbia common stock or cash, or a unit consisting of a mix of Columbia common stock and cash, pursuant to the terms of the Agreement and Plan of Merger, a copy of which is attached as Appendix A to the Proxy Statement/Prospectus dated September 23, 2014.

If an Intermountain shareholder fails to submit an Election Statement to the Exchange Agent prior to the Election Deadline, or if an Election Statement is improperly completed and/or is not signed, such shareholder will be deemed to have made no election and will be issued in respect of each share of Intermountain common stock held by such shareholder a unit consisting of Columbia common stock and cash.

The transaction has received the requisite approvals from the Federal Deposit Insurance Company, the Washington Department of Financial Institutions and the Idaho Department of Finance. Assuming the approval of Intermountain shareholders at a meeting scheduled for October 27, 2014 and the satisfaction or waivers of the other conditions precedent to the Merger, the Merger is expected to be completed on or about November 1, 2014.

About Columbia

Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding Company of Columbia State Bank, a Washington state-chartered full-service commercial bank. In 2014, for the eighth consecutive year, Columbia was selected as one of Puget Sound Business Journal’s “Washington’s Best Workplaces.” More information about Columbia can be found on its website at www.columbiabank.com.

About Intermountain

Intermountain is headquartered in Sandpoint, Idaho, and operates as four separate divisions with nineteen banking locations in three states. Its banking subsidiary, Panhandle State Bank, offers financial services through northern Idaho offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d’Alene, Post Falls, Rathdrum and Kellogg. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa, Caldwell and Fruitland, as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, operates branches in downtown Spokane and Spokane Valley, Washington. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Columbia’s or Intermountain’s performance or achievements to be materially different from any expected future results, performance, or achievements. Forward-looking statements speak only as of the date they are made and neither Columbia nor Intermountain assumes any duty to update forward looking statements. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Columbia and Intermountain, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (i) the possibility that the merger does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; (ii) changes in Columbia’s stock price before closing, including as a result of the financial performance of Intermountain prior to closing, or more generally due to broader stock market movements, and the performance of financial companies and peer group companies, (iii) the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Columbia and Intermountain operate; (iv) the ability to promptly and effectively integrate the businesses of Columbia and Intermountain; (v) the reaction to the transaction of the companies’ customers, employees and counterparties to the transaction; (vi) diversion of management time on merger-related issues; (vii) lower than expected revenues, credit quality deterioration or a reduction in real estate values or a reduction in net earnings; and (viii) other risks that are described in Columbia’s and Intermountain’s public filings with the Securities and Exchange Commission (the “SEC”). For more information, see the risk factors described in each of Columbia’s and Intermountain’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the SEC.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger between Columbia and Intermountain, Columbia filed with the SEC a Registration Statement on Form S-4 that included a Proxy Statement of Intermountain and Prospectus of Columbia on August 25, 2014, and filed an amendment to such Registration Statement on September 22, 2014, as well as other relevant documents concerning the proposed transaction. The SEC declared the Registration Statement effective September 23, 2014. In addition, Intermountain filed a definitive Proxy Statement on September 23, 2014, which was mailed to Intermountain shareholders on or about September 26, 2014. SHAREHOLDERS OF INTERMOUNTAIN ARE URGED TO READ THE REGISTRATION STATEMENT, AS AMENDED, AND PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

A free copy of the Registration Statement and Proxy Statement/Prospectus, as well as other filings containing information about Columbia and Intermountain, may be obtained at the SEC’s Internet site (http://www.sec.gov). Investors will also be able to obtain these documents, free of charge, from Intermountain by accessing Intermountain’s website at www.intermountainbank.com under the link to “About Us” and then the link to “Investor Relations” or from Columbia at www.columbiabank.com under the tab “About Us” and then under the heading “Investor Relations.” Copies can also be obtained, free of charge, by directing a written request to Columbia Banking System, Inc., Attention: Corporate Secretary, 1301 A Street, Suite 800, Tacoma, Washington 98401-2156 or to Intermountain Community Bancorp, 414 Church Street, P.O. Box 967, Sandpoint, Idaho 83864.